PARTICIPATION AGREEMENT

Among

TRANSAMERICA SERIES TRUST

and

TRANSAMERICA LIFE INSURANCE COMPANY
TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY
MONUMENTAL LIFE INSURANCE COMPANY
WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

THIS AGREEMENT, made and effective as of May 1, 2013, by and among Transamerica Life Insurance Company, Transamerica Financial Life Insurance Company, Monumental Life Insurance Company, Western Reserve Life Assurance Co. of Ohio, severally and not jointly, (hereinafter, each, the "Insurance Company"), a corporation, on its own behalf and on behalf of each segregated asset account of the Insurance Company set forth on Schedule A hereto, as may be revised from time to time, (each such account hereinafter referred to as the "Account") and Transamerica Series Trust (the "Trust").

WHEREAS, the Trust engages in business as an open-end management investment company and is available to act as the investment vehicle for variable annuity and life insurance contracts to be offered by separate accounts of insurance companies which have entered into participation agreements substantially similar to this Agreement ("Participating Insurance Companies") and for qualified retirement and pension plans ("Qualified Plans"); and

WHEREAS, the beneficial interest in the Trust is divided into several series of shares, each designated a "Fund" and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Trust has obtained, or warrants and agrees that prior to any issuance or sale of shares it will obtain an order from the Securities and Exchange Commission (the "SEC"), granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by Qualified Plans and by variable annuity and variable life insurance separate accounts of Participating Insurance Companies that may or may not be affiliated with one another (the "Mixed and Shared Funding Exemptive Order"); and

WHEREAS, the Trust has registered, or warrants and agrees that prior to any issuance or sale of its shares it will register as an open-end management investment company under the 1940 Act and the offering of its shares has been registered, or warrants and agrees that prior to any issuance or sale its shares will be registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

WHEREAS, the Insurance Company has registered under the 1933 Act, or will register under the 1933 Act, certain variable annuity or variable life insurance contracts identified on Schedule A to this Agreement, as revised from time to time hereafter with notice to all the parties hereto (the "Contracts"); and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the board of directors of the Insurance Company on the date shown for that Account on Schedule A hereto, to set aside and invest assets attributable to the Contracts; and

WHEREAS, the Insurance Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Insurance Company intends to purchase shares in the Funds listed on Schedule A to this Agreement as revised from time to time, at net asset value on behalf of each Account to fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the Insurance Company and the Trust agree as follows:

ARTICLE A.                                Form of Agreement

A.1.  This Agreement shall supersede the following agreements as of the date stated above among the Insurance Company named therein and the Trust:

•	Participation Agreement dated July 1, 1992, by and among Transamerica Life Insurance Company and Transamerica Series Trust, as amended;

•	Participation Agreement dated July 1, 1992, by and among Transamerica Financial Life Insurance Company, Transamerica Series Trust, as amended;

•	Participation Agreement dated July 1, 1992, by and among Monumental Life Insurance Company, Transamerica Series Trust, as amended; and

•	Participation Agreement dated February 27, 1991, by and among Western Reserve Life Assurance Co. of Ohio, Transamerica Series Trust, as amended.

A.2.  Although the parties have executed this Agreement in this form for administrative convenience, this Agreement shall create a separate participation agreement among each Insurance Company and the Trust, as though the Insurance Company and the Trust had executed a separate, identical form of participation agreement for each Insurance Company.  This Agreement shall be interpreted such that the rights and responsibilities of the parties shall apply only to the particular Accounts, Contracts and Funds identified on Schedule A hereto as applicable to the corresponding Insurance Company.  No Insurance Company, or the Trust, shall be liable for the obligations or actions of any other Insurance Company.  The Insurance Company and the Trust shall not be liable for the obligations or actions of each other.

ARTICLE I.  Sale of Trust Shares

1.1.  The Trust agrees to sell to the Insurance Company those shares of the Trust which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the shares of the Trust.  For purposes of this Section 1.1, the Insurance Company, or its designee, shall be the designee of the Trust for receipt of such orders from the Accounts and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such order by 9:30 a.m., Eastern Time, on the next following Business Day.  In this Agreement, "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC.

1.2.  The Trust agrees to make its shares available for purchase at the applicable net asset value per share by the Insurance Company and its Accounts on those days on which the Trust calculates its Funds' net asset values pursuant to rules of the SEC and the Trust shall use reasonable efforts to calculate its Funds' net asset values on each day on which the New York Stock Exchange is open for trading.  Notwithstanding the foregoing, the directors of the Trust may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the directors of the Trust acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of that Fund.

1.3.  The Trust agrees that shares of the Trust will be sold only to Accounts of Participating Insurance Companies and to Qualified Plans.  No shares of any Fund will be sold to the general public.

1.4.  The Trust will not sell its shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Sections 2.4, 3.4, 3.5, and Article VII of this Agreement is in effect to govern such sales.

1.5.  The Trust agrees to redeem, on the Insurance Company's request, any full or fractional shares of the Trust held by the Account, executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption.  However, if one or more Funds has determined to settle redemption transactions for all of its shareholders on a delayed basis (more than one business day, but in no event more than three Business Days, after the date on which the redemption order is received, unless otherwise permitted by an order of the SEC under Section 22(e) of the 1940 Act), the Trust shall be permitted to delay sending redemption proceeds to the Insurance Company by the same number of days that the Trust is delaying sending redemption proceeds to the other shareholders of the Fund.  For purposes of this Section 1.5, the Insurance Company shall be the designee of the Trust for receipt of requests for redemption from each Account and receipt by that designee shall constitute receipt by the Trust; provided that the Trust receives notice of the request for redemption by 9:30 a.m., Eastern Time, on the next following Business Day.

1.6.  The Insurance Company agrees to purchase and redeem the shares of each Fund listed on Schedule A to this Agreement, as revised from time to time, and offered by the then-current prospectus, which is defined herein to include the summary prospectus, if applicable, as further described in Article XIII of this Agreement, of the Trust in accordance with the provisions of that prospectus.

1.7.  Each purchase, redemption and exchange order placed by the Insurance Company shall be placed separately for each Fund and shall not be netted with respect to any Fund.  However, with respect to payment of the purchase price by the Insurance Company and of redemption proceeds by the Trust, the Insurance Company and the Trust shall net purchase and redemption orders with respect to each Fund and shall transmit one net payment for all of the Funds.  Payment shall be in federal funds transmitted by wire.  In the event of net purchase, the Insurance Company shall pay for the Funds’ shares by 2: 30 p.m. Eastern time on the next Business Day after an order to purchase shares is made in accordance with the provisions of Section 1.1 hereof.  For the purpose of Sections 2.9 and 2.10, upon receipt by the Trust of the wired federal funds, such funds shall cease to be the responsibility of the Insurance Company and shall become the responsibility of the Trust.  In the event of net redemption, the Trust shall make best efforts to pay the redemption proceeds by 2:30 p.m. Eastern time on the next Business Day after an order to redeem the shares is made in accordance with the provisions of Section 1.5 hereof.  However, payment may be postponed under unusual circumstances, such as when normal trading is not taking place on the New York Stock Exchange, an emergency as defined by the SEC exists, or as permitted by the SEC.

1.8.  Issuance and transfer of the Trust's shares will be by book entry only.  Stock certificates will not be issued to the Insurance Company or any Account.  Shares ordered from the Trust will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9.  The Trust shall furnish same day notice (by wire or telephone, followed by written confirmation) to the Insurance Company of any income, dividends or capital gain distributions payable on the Funds' shares.  The Insurance Company hereby elects to receive all income dividends and capital gain distributions payable on a Fund's shares in additional shares of that Fund.  The Insurance Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.  The Trust shall notify the Insurance Company of the number of shares issued as payment of dividends and distributions.

1.10.  The Trust shall make the net asset value per share for each Fund available to the Insurance Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make those per-share net asset values available by 7:30 p.m., Eastern Time.  In accordance with Section 8.3(a)(iii) hereof, if the Trust provides materially incorrect share net asset value information, the Trust may make an adjustment to the number of shares purchased or redeemed for the Account to reflect the correct net asset value per share.  Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported to the Insurance Company promptly upon discovery.

1.11  If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply: Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).  For each Fund/SERV transaction, including a transaction establishing accounts with the Fund or its affiliate, the Company shall provide the Fund with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Insurance Company hereby certifies is and shall remain true and correct.  The Insurance Company shall maintain documents required by the Fund to effect Fund/SERV transactions.  Each instruction shall be deemed to be accompanied by a representation by the Insurance Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

ARTICLE II.  Representations, Warranties and Agreements

2.1.  The Insurance Company represents, warrants and agrees that the offerings of the Contracts are, or will be, registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with applicable state insurance suitability requirements.  The Insurance Company further represents that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under insurance law and has registered, or warrants and agrees that prior to any issuance or sale of the Contracts it will register, the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

2.2.  The Trust warrants and agrees that Trust shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sale in compliance with the laws of the State of Delaware and all applicable federal securities laws and that the Trust is and shall remain registered under the 1940 Act.  The Trust warrants and agrees that it shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  The Trust shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

2.3.  The Trust represents that each Fund is currently, or will elect at the earliest opportunity to be, qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and warrants and agrees that it will make every effort to maintain each Fund’s qualification (under Subchapter M or any successor or similar provision) and that it will notify the Insurance Company immediately upon having a reasonable basis for believing that any Fund has ceased to so qualify or might not so qualify in the future.

2.4.  The Insurance Company represents that the Contracts are currently treated as annuity or life insurance contracts under applicable provisions of the Code and warrants and agrees that it will make every effort to maintain such treatment and that it will notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

2.5.  The Trust may elect to make payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act.  To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Trust undertakes to have a board of directors, a majority of whom are not interested persons of the Trust, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

2.6.  The Trust makes no representation or warranty as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states.

2.7.  The Trust represents that it is lawfully organized and validly existing under the laws of the State of  Delaware  and represents, warrants and agrees that it does and will comply in all material respects with the 1940 Act and the laws of the State of Delaware.

2.8.  The Trust represents and warrants that all of their officers, employees, investment advisers, investment sub-advisers, and other individuals or entities described in Rule 17g-1 under the 1940 Act dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage required currently by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time.  That fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9.  The Insurance Company represents and warrants that all of its officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Trust, in an amount not less than $1 million.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10.  The Insurance Company and the Trust represent and warrant that they are in compliance with and will continue to comply with the relevant terms of the Gramm-Leach Bliley Act, the rules and regulations promulgated thereunder, and the relevant state privacy and data protection laws and regulations applicable to the gathering, processing, storing and transmitting of information.

ARTICLE III.  Disclosure Documents and Voting

3.1.  The Trust shall provide the Insurance Company (at the Insurance Company's expense) with as many copies of the current prospectus, which is defined herein to include the summary prospectus, if applicable, as further described in Article XIV of this Agreement, for each Fund listed on Schedule A herein as the Insurance Company may reasonably request for distribution to prospective purchasers of contracts.  The Trust shall also provide the Insurance Company (free of charge) with as many copies of the current prospectus for each Fund listed on Schedule A herein as the Insurance Company may reasonably request for distribution to existing Contract owners whose Contracts are funded by shares of such Fund(s).  If requested by the Insurance Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the new prospectus as set in type at the Trust's expense) and other assistance as is reasonably necessary in order for the Insurance Company once each year (or more frequently if the prospectus for the Trust is amended) to have the prospectus for the Contracts and the Trust's prospectus printed together in one document.  All such documents shall be provided to the Insurance Company within time reasonably required to allow for printing and delivery to Contract owners, but no later than five business days prior to the date the documents are required under the then-current regulations to be sent to Contract owners. Except as provided in the following three sentences, all expenses of printing and distributing Trust prospectuses and Statements of Additional Information shall be the expense of the Insurance Company. For prospectuses and Statements of Additional Information provided by the Insurance Company to its existing owners of Contracts in order to update disclosure annually as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Trust.  If the Insurance Company chooses to receive camera-ready film in lieu of receiving printed copies of the Trust’s prospectus, the Trust will reimburse the Insurance Company in an amount equal to the product of A and B where A is the number of such prospectuses distributed to owners of the Contracts, and B is the Trust’s per unit cost of typesetting and printing the Trust’s prospectus.  The same procedures shall be followed with respect to the Trust’s Statement of Additional Information.

3.2.  The Trust's prospectus shall state that the Statement of Additional Information for the Trust (the "SAI") is available from the Trust, at its expense, shall provide the SAI free of charge to the Insurance Company and to any owner of a Contract or prospective owner who requests the SAI.

3.3.  The Trust, at its expense, shall provide the Insurance Company with copies of its proxy material, reports to shareholders and other communications to shareholders in such quantity as the Insurance Company shall reasonably require for distributing to Contract owners.

3.4.  If and to the extent required by law, the Insurance Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Trust shares of each Fund in accordance with instructions received from Contract owners; and
(iii)	vote Trust shares for which no instructions have been received in the same proportion as Trust shares of that Fund for which instructions have been received;

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners.  The Insurance Company reserves the right to vote Trust shares held in any segregated asset account in its own right, to the extent permitted by law.  Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in the Trust calculates voting privileges in a manner consistent with the standards set forth on Schedule B attached hereto and incorporated herein by this reference, which standards will also be provided to the other Participating Insurance Companies.  The Insurance Company shall fulfill its obligation under, and abide by the terms and conditions of, the Mixed and Shared Funding Exemptive Order.

3.5.  The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Trust will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Trust currently intends, comply with Section 16(c) of the 1940 Act as well as with Sections 16(a) and, if and when applicable, 16(b).  Further, the Trust will act in accordance with the SEC's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV.  Sales Material and Information

4.1.  The Insurance Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust is named, at least five Business Days prior to its use.  No such material shall be used if the Trust or its designee reasonably objects to such use within ten Business Days after receipt of such material.

4.2.  The Insurance Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the Trust's registration statement, prospectus or SAI, as that registration statement, prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust or its designee, except with the permission of the Trust.

4.3.  The Trust, or its designee shall furnish, or shall cause to be furnished, to the Insurance Company or its designee, each piece of sales literature or other promotional material in which the Insurance Company or the Account is named at least ten Business Days prior to its use.  No such material shall be used without the prior written consent of the Insurance Company.

4.4.  The Trust shall not give any information or make any representations on behalf of the Insurance Company or concerning the Insurance Company, any Account, or the Contracts other than the information or representations contained in a registration statement, prospectus or statement of additional information for the Contracts, as that registration statement, prospectus or statement of additional information may be amended or supplemented from time to time, or in published reports for any Account which are in the public domain or approved by the Insurance Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Insurance Company or its designee, except with the permission of the Insurance Company.

4.5.  The Trust will provide to the Insurance Company at least one complete copy of each registration statement, prospectus, statement of additional information, report, proxy statement, piece of sales literature or other promotional material, application for exemption, request for no-action letter, and any amendment to any of the above, that relate to the Trust or its shares, contemporaneously with the filing of the document with the SEC, FINRA, or other regulatory authorities.

4.6.  The Insurance Company will provide to the Trust at least one complete copy of each registration statement, prospectus, statement of additional information, report, solicitation for voting instructions, piece of sales literature and other promotional material, application for exemption, request for no-action letter, and any amendment to any of the above, that relates to the Contracts or the Account, contemporaneously with the filing of the document with the SEC, FINRA, or other regulatory authorities.

4.7.  For purposes of this Article V, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements, newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, shareholder newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials.

4.8.  At the request of any party to this Agreement, each other party will make available to the other party's independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested.

4.9.  The Trust, or their designee shall furnish to the Insurance Company each Fund’s current performance figures no later than five (5) business days following the end of each month.

ARTICLE V.  Fees and Expenses

5.1.  The Trust shall pay no fee or other compensation to the Insurance Company under this agreement.

5.2.  All expenses incident to performance by the Trust under this Agreement shall be paid by the Trust.  The Trust shall see to it that any offering of its shares is registered and that all of its shares are authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Trust, in accordance with applicable state laws prior to their sale.  The Trust shall bear the cost of registration and qualification of the Trust's shares, preparation and filing of the Trust's prospectus and registration statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Trust's shares.

5.3.  The Insurance Company shall bear the expenses of distributing the Contract prospectuses to existing Contract owners,. The Insurance Company shall bear the expenses of distributing the Trust's prospectus to prospective Contract owners.  The Trust shall bear the expenses of distributing the Trust’s prospectus, proxy materials and reports to existing Contract owners.

5.4. The Insurance Company bears the responsibility and correlative expense for administrative and support services for Contract owners.  The Trust recognizes the Insurance Company, on behalf of each Account, as the sole shareholder of shares of the Trust issued under this Agreement.  From time to time, the Trust may pay amounts from its past profits to the Insurance Company for providing certain administrative services for the Trust or for providing other services that relate to the Trust.

ARTICLE VI.  Diversification

6.1.  The Trust will comply with Section 817(h) of the Code and Treasury Regulation Section 1.817-5 relating to the diversification requirements for variable annuity, endowment, modified endowment or life insurance contracts and any amendments or other modifications to that Section or Regulation at all times necessary to satisfy those requirements.

ARTICLE VII.  Potential Conflicts

7.1.  The directors of the Trust will monitor each Fund for the existence of any material irreconcilable conflict between the interests of the variable Contract owners of all separate accounts investing in the Trust and the participants of all Qualified Plans investing in the Trust.  An irreconcilable material conflict may arise for a variety of reasons, including:  (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of variable contract owners.  The directors of the Trust shall promptly inform the Insurance Company if they determine that an irreconcilable material conflict exists and the implications thereof.  The directors of the Trust shall have sole authority to determine whether an irreconcilable material conflict exists and their determination shall be binding upon the Insurance Company.

7.2. The Insurance Company will report promptly any potential or existing conflicts of which it is aware to the directors of the Trust.  The Insurance Company will assist the directors of the Trust in carrying out their responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the directors of the Trust with all information reasonably necessary for them to consider any issues raised.  This includes, but is not limited to, an obligation by the Insurance Company to inform the directors of the Trust whenever Contract owner voting instructions are to be disregarded.  These responsibilities shall be carried out by the Insurance Company with a view only to the interests of the Contract owners and by the Trust with a view only to the interests of Contract owners and Qualified Plan participants.

7.3.  If it is determined by a majority of the directors of the Trust, or a majority of the directors who are not interested persons of the Trust or any of its Funds (the "Independent Directors"), that a material irreconcilable conflict exists, the Insurance Company and/or other Participating Insurance Companies or Qualified Plans that have executed participation agreements shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including:  (1) withdrawing the assets attributable to some or all of the separate accounts from the Trust or any Fund and reinvesting those assets in a different investment medium, including (but not limited to) another Fund of the Trust, or submitting the question whether such segregation should be implemented to a vote of all affected variable contract owners and, as appropriate, segregating the assets of any appropriate group (e.g., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected variable contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the SEC in connection therewith.

7.4.  If a material irreconcilable conflict arises because of a decision by the Insurance Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Insurance Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to that Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors.  Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, and, until the end of that six month period, the Trust shall continue to accept and implement orders by the Insurance Company for the purchase (and redemption) of shares of the Trust.

7.5.  If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Insurance Company conflicts with the majority of other state regulators, then the Insurance Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to that Account within six months after the directors of the Trust inform the Insurance Company in writing that they have determined that the state insurance regulator's decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors.  Until the end of the foregoing six month period, the Trust shall continue to accept and implement orders by the Insurance Company for the purchase (and redemption) of shares of the Trust.

7.6.  For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the Independent Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for the Contracts.  The Insurance Company shall not be required by Section 8.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.  In the event that the directors of the Trust determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Insurance Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the directors of the Trust inform the Insurance Company in writing of the foregoing determination, provided, however, that the withdrawal and termination shall be limited to the extent required by the material irreconcilable conflict, as determined by a majority of the Independent Directors.

7.7.  If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent those rules are applicable; and (b) Sections 3.4, 3.5, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to those Sections are contained in the Rule(s) as so amended or adopted.

ARTICLE VIII.  Indemnification

8.1.  Indemnification By The Insurance Company

8.1(a).  The Insurance Company agrees to indemnify and hold harmless the Trust and each director, officer, employee or agent of the Trust, and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Insurance Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale, acquisition, or redemption of the Trust's shares or the Contracts and:

(i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or statement of additional information for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Insurance Company by or on behalf of the Trust for use in the registration statement, prospectus or statement of additional information for the Contracts or in the Contracts or sales literature (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or shares of the Trust;

(ii)  arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, statement of additional information or sales literature of the Trust not supplied by the Insurance Company, or persons under its control) or wrongful conduct of the Insurance Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust Shares;

(iii)  arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, statement of additional information or sales literature of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished in writing to the Trust by or on behalf of the Insurance Company;

(iv) arise as a result of any failure by the Insurance Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)  arise out of or result from any material breach of any representation, warranty or agreement made by the Insurance Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Insurance Company, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

8.1(b).  The Insurance Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party that may arise from that Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of that Indemnified Party's duties or by reason of that Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Trust, whichever is applicable.

8.1(c).  The Insurance Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless that Indemnified Party shall have notified the Insurance Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon that Indemnified Party (or after the Indemnified Party shall have received notice of such service on any designated agent).  Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Insurance Company of its obligations hereunder except to the extent that the Insurance Company has been prejudiced by such failure to give notice.  In addition, any failure by the Indemnified Party to notify the Insurance Company of any such claim shall not relieve the Insurance Company from any liability which it may have to the Indemnified Party against whom the action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Parties, the Insurance Company shall be entitled to participate, at its own expense, in the defense of the action.  The Insurance Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action; provided, however, that if the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Insurance Company, the Insurance Company shall not have the right to assume said defense, but shall pay the costs and expenses thereof (except that in no event shall the Insurance Company be liable for the fees and expenses of more than one counsel for Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances).  After notice from the Insurance Company to the Indemnified Party of the Insurance Company's election to assume the defense thereof, and in the absence of such a reasonable conclusion that there may be different or additional defenses available to the Indemnified Party, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Insurance Company will not be liable to that party under this Agreement for any legal or other expenses subsequently incurred by the party independently in connection with the defense thereof other than reasonable costs of investigation.

8.1(d).  The Indemnified Parties will promptly notify the Insurance Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Trust's shares or the Contracts or the operation of the Trust.

8.2  Indemnification By the Trust

8.2(a).  The Trust agrees to indemnify and hold harmless the Insurance Company, and each of its directors, officers, employees and agents, and each person, if any, who controls the Insurance Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 8.2) against any and all losses, claims, damages, liabilities (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as those losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements result from the gross negligence, bad faith or willful misconduct of any director(s) of the Trust, are related to the operations of the Trust or:

(i)  arise as a result of any failure by the Trust to provide the services and furnish the materials under the terms of this Agreement (including a failure to comply with the diversification requirements specified in Article VI of this Agreement);

(ii)  arise out of or result from any material breach of any representation, warranty or agreement made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust; or

(iii)  arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate for any Fund.  With respect to net asset value information, the Trust will make a determination, in accordance with SEC guidelines, as to whether an error has occurred.  Any correction of pricing errors shall be accomplished using the least costly corrective action, as agreed to by the Trust in writing.  In no event shall the Trust be required to reimburse for pricing errors caused by conditions beyond the control of the Trust or its agent, including, but not limited to, Acts of God, fires, electrical or phone outages.

as limited by, and in accordance with the provisions of, Sections 8.2(b) and 8.2(c) hereof.

8.2(b).  The Trust shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party that may arise from the Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party's duties or by reason of the Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Insurance Company, the Trust, or the Account, whichever is applicable.

8.2(c).  The Trust shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless the Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnified Party (or after the Indemnified Party shall have received notice of such service on any designated agent).  Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Trust of its obligations hereunder except to the extent that the Trust has been prejudiced by such failure to give notice.  In addition, any failure by the Indemnified Party to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Parties, the Trust will be entitled to participate, at its own expense, in the defense thereof.  The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action; provided, however, that if the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Trust, the Trust shall not have the right to assume said defense, but shall pay the costs and expenses thereof (except that in no event shall the Trust be liable for the fees and expenses of more than one counsel for Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances).  After notice from the Trust to the Indemnified Party of the Trust's election to assume the defense thereof, and in the absence of such a reasonable conclusion that there may be different or additional defenses available to the Indemnified Party, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust will not be liable to that party under this Agreement for any legal or other expenses subsequently incurred by that party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d).  The Insurance Company agrees to promptly notify the Trust of the commencement of any litigation or proceedings against it or any of its respective officers or directors in connection with this Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Trust.

ARTICLE IX.  Applicable Law

9.1.  This Agreement shall be construed and provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

9.2.  This Agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including any exemptions from those statutes, rules and regulations the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.  Each party to this Agreement is, and will continue to be, in compliance with any and all applicable state and federal securities laws.

ARTICLE X.  Termination

10.1.  This Agreement shall terminate:

(i)  at the option of any party upon six months advance written notice to the other parties; or

(ii)  at the option of the Insurance Company to the extent that shares of Funds are not reasonably available to meet the requirements of the Contracts as determined by the Insurance Company, provided, however, that such a termination shall apply only to the Fund(s) not reasonably available.  Prompt written notice of the election to terminate for such cause shall be furnished by the Insurance Company to the Trust; or

(iii)  at the option of the Trust, in the event that formal administrative proceedings are instituted against the Insurance Company by FINRA, the SEC, an insurance commissioner or any other regulatory body regarding the Insurance Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Trust's shares, provided, however, that the Trust determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Insurance Company to perform its obligations under this Agreement; or

(iv)  at the option of the Insurance Company in the event that formal administrative proceedings are instituted against the Trust by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, provided, however, that the Insurance Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust to perform its obligations under this Agreement; or

(v)  with respect to any Account, upon requisite vote of the Contract owners having an interest in that Account (or any subaccount) to substitute the shares of another investment company for the corresponding Fund shares in accordance with the terms of the Contracts for which those Fund shares had been selected to serve as the underlying investment media.  The Insurance Company will give at least 30 days' prior written notice to the Trust of the date of any proposed vote to replace the Trust's shares; or

(vi)  at the option of the Insurance Company, in the event any of the Trust's shares are not registered, issued or sold in accordance with applicable state and/or federal law or exemptions there from, or such law precludes the use of those shares as the underlying investment media of the Contracts issued or to be issued by the Insurance Company; or

(vii)  at the option of the Insurance Company, if the Trust ceases to qualify as a regulated investment company under Subchapter M of the Code or under any successor or similar provision, or if the Insurance Company reasonably believes that the Trust may fail to so qualify; or

(viii)  at the option of the Insurance Company, if the Trust fails to meet the diversification requirements specified in Article VI hereof; or

(ix)  at the option of either the Trust, if (1) the Trust, respectively, shall determine, in their sole judgment reasonably exercised in good faith, that the Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of either the Trust, (2) the Trust shall notify the Insurance Company in writing of that determination and its intent to terminate this Agreement, and (3) after considering the actions taken by the Insurance Company and any other changes in circumstances since the giving of such a notice, the determination of the Trust shall continue to apply on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or

(x)  at the option of the Insurance Company, if (1) the Insurance Company shall determine, in its sole judgment reasonably exercised in good faith, that either the Trust has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Insurance Company, (2) the Insurance Company shall notify the Trust in writing of the determination and its intent to terminate the Agreement, and (3) after considering the actions taken by the Trust and any other changes in circumstances since the giving of such a notice, the determination shall continue to apply on the sixtieth (60th) day following the giving of the notice, which sixtieth day shall be the effective date of termination.

10.2.  It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 10.1(i) may be exercised for any reason or for no reason.

10.3.  No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate, which notice shall set forth the basis for the termination.

10.4.  Notwithstanding any termination of this Agreement, subject to Section 1.2 of this Agreement and for so long as the Trust continues to exist, the Trust shall at the option of the Insurance Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement ("Existing Contracts").  Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments from any other investment option to any Fund, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts.  The parties agree that this Section 10.4 shall not apply to any terminations under Article VII and the effect of Article VII terminations shall be governed by Article VII of this Agreement.

10.5.  The Insurance Company shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to the Insurance Company's assets held in the Account) except (i) as necessary to implement Contract-owner-initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a "Legally Required Redemption").  Upon request, the Insurance Company will promptly furnish to the Trust an opinion of counsel for the Insurance Company, reasonably satisfactory to the Trust, to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Insurance Company shall not prevent Contract owners or participants from allocating payments to an Authorized Fund that was otherwise available under the Contracts without first giving the Trust 45 days' written notice of its intention to do so.

ARTICLE XI.  Notices

11.1   Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of that other party set forth below or at such other address as the other party may from time to time specify in writing.

If to the Trust:

Transamerica Series Trust
Transamerica Asset Management, Inc.
570 Carillon Parkway
St. Petersburg, FL 33716-1202
Attention: General Counsel

If to the Insurance Company:

Transamerica Life Insurance Company
4333 Edgewood Rd., N.E.
Cedar Rapids, Iowa 52499
Attention: General Counsel

ARTICLE XII.  Confidential Information

12.1  Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers.  No party will use another party’s Confidential Information except as required for the performance of this Agreement.  Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information.  Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

12.2  Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information.  Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement.  Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

12.3  Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

12.4   The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

ARTICLE XIII.  Summary Prospectus

Should the Trust and the Insurance Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498), the roles and responsibilities for complying with Rule 498 and other applicable laws are set forth as follows:

13.1.           For purposes of this Section XIV, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

13.2.           The Trust shall provide the Insurance Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Insurance Company with Statutory Prospectuses.  If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall, instead of providing the Insurance Company with a revised Summary Prospectus, provide the Insurance Company with a supplement setting forth the changes in the Rule 497 filing.

13.3.           The Trust shall be responsible for compliance with Rule 498(e).

13.4.   The Trust represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series.  The Trust further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

13.5.           The Trust agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses (the “Landing Page”), and that such web page will host the current Trust and series’ documents required to be posted in compliance with Rule 498.  The Trust shall promptly notify the Insurance Company of any interruptions in availability of this Landing Page. Such Landing Page will contain the investment options available under the Agreement.

13.6.     The Trust represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Trust documents made directly to the Trust.  The Trust further represents and warrants that any information obtained about contract owners pursuant to this provision, will be used solely for the purposes of responding to requests for additional Trust documents.

13.7.    The Insurance Company represents and warrants that it will respond to requests for additional Trust documents made by contract owners directly to the Insurance Company or one of its affiliates.

13.8.   The Insurance Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

13.9.    If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust will provide the Insurance Company with reasonable advance notice of its intent.

13.10.  The Parties agree that the Insurance Company is not required to distribute summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Insurance Company.  The Insurance Company agrees that it will give the Trust reasonable advance notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

13.11.              The Parties agree that all other provisions of this Agreement, including the Indemnification provisions, will apply to the terms of this Article XIII., as applicable.

ARTICLE XIV.  Miscellaneous

14.1.  Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party unless and until that information may come into the public domain.

14.2.  The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
14.3.  This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

14.4.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

14.5.  Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit those authorities reasonable access to its books and records in connection with any lawful investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

14.6.  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties hereto are entitled to under state and federal laws.

14.7.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that no party may assign this Agreement without the prior written consent of the others.

14.8.  The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference.  The parties to this Agreement may agree to revise the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Accounts or the Funds of the Trust or other applicable terms of this Agreement.

14.9. This Agreement may be amended, assigned and/or supplemented (“Amended” or “Amendment”) by mutual written consent signed by the parties to this Agreement, except as otherwise provided herein.  A change in control of the Insurance Company shall not constitute an Amendment of this Agreement.

ARTICLE XV.  Contract Owner Information
 (Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

15.1.  Definitions.  For purposes of this Article XV, the following terms shall have the following meanings:

15.1(a).  The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of
1940 that are held by the Insurance Company.

15.1(b).  The term “Shareholder” means the holder of interests in a Contract, or a participant in an employee benefit plan with a beneficial interest in a Contract.

15.1(c).  The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Trust as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, managed account programs or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to the Trust through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

15.1(d).  The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Trust as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs, managed account programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Trust as a result of scheduled withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; (v) as part of a Contract discontinuance or termination of the employee benefit plan; or (vi) as normal participant withdrawals from employee benefit plans made on account of termination, loans, hardship, etc.

15.1(e).  The term “written” includes electronic writings and facsimile transmissions.

15.2.           Agreement to Provide Information. The Insurance Company agrees to provide the Trust or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)*, or other government-issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.  Unless otherwise specifically requested by the Trust, the Insurance Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.  Such requested information shall be provided by the Insurance Company to the Trust or its Designee at the following e-mail address, which can be changed from time to time by notice from the Fund or its designee:

Kevin Cloonan – kcloonan@BostonFinancial.com
Scott Kenney – ScKenney@BostonFinancial.com
Adam Yong – AYONG@BostonFinancial.com
Susan E. Murphy – SEMurphy@BostonFinancial.com
Marina Meehan – MMEEHAN@BostonFinancial.com
Karen M. McDonough – kmmcdonough@BostonFinancial.com
Daniel Monahan – Dmonahan@BostonFinancial.com
Omnibus_Transparency@BostonFinancial.com

15.3.  Period Covered by Request. Except as otherwise specifically provided herein  requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.  Notwithstanding anything to the contrary herein, with respect to group annuities and funding agreements products issued by the Insurance Company in conjunction with pension and retirement plans, in no event will the request for data cover periods longer than 18 calendar months from the date of the request. Furthermore, such data requests may not cover periods prior to the effective date of this Agreement unless the Trust and Insurance Company agree in writing to all terms and conditions and the request is in response to a regulatory requirement.

15.4.  Timing of Requests.  Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

15.5(a).  Form and Timing of Response.  The Insurance Company agrees to provide, promptly upon request of the Trust or its designee, the requested information specified in 15.1.  If requested by the Trust or its designee, Insurance Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 15.1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Trust or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 15.1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Trust.  The Insurance Company additionally agrees to inform the Trust whether it plans to perform (i) or (ii).
15.5(b).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Trust or its designee and the Insurance Company; and

15.5(c).  To the extent practicable, the format for any transaction information provided to the Trust should be consistent with the NSCC Standardized Data Reporting Format.

15.6. Limitations on Use of Information. The Trust agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2, or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

15.7.           Agreement to Restrict Trading. The Insurance Company agrees to execute written instructions from the Trust to restrict or prohibit further purchases or exchanges of Shares [(or subaccount interests, as applicable) by a Shareholder that have been identified by the Trust as having engaged in transactions of the Trust’s Shares (directly or indirectly through the Insurance Company’s account) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.  Unless otherwise directed by the Trust, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Insurance Company.  Instructions must be received by an Insurance Company at the following address, or such other address that the Insurance Company may communicate to the Trust in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

* According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX.  The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA).  SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

FMG Separate Accounts Group
4333 Edgewood Road, NE
Mail Drop 4410
Cedar Rapids, IA  52499
    FAX: (319) 355-8260

Primary Email: FMGSeparateAccountsGroup@AEGONUSA.com

Sheryl Wade                                                                                                 Linda Curson
Phone: (319) 355-8153                                                                                                   Phone: (319) 355-8381
swade@AEGONUSA.com                                                                                       lcurson@AEGONUSA.com

15.8.  Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place.  If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Insurance Company, Trust agrees to provide to the Insurance Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Trust’s policies relating to eliminating or reducing any dilution of the value of the Trust’s outstanding Shares.

15.9.Timing of Response. The Insurance Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Insurance Company. Notwithstanding the foregoing, with respect to group annuities and funding agreements products issued by the Insurance Company in conjunction with pension and retirement plans, for requests for periods prior to 90 days from the request, the Insurance Company will inform the Trust within 10 business days of the timing of the response which will not exceed a reasonable period of time taking into account the complexity of obtaining such information from systems and archives.

15.10.  Confirmation by Insurance Company. The Insurance Company must provide written confirmation to the Trust that instructions have been executed.  Insurance Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.  Such confirmation should be sent to the applicable Boston Financial Data Services email address from the list below, which can be changed from time to time by notice from the Fund or its designee :

Transamerica Series Trust
Kevin Cloonan – kcloonan@BostonFinancial.com
Scott Kenney – ScKenney@BostonFinancial.com
Adam Yong – AYONG@BostonFinancial.com
Susan E. Murphy – SEMurphy@BostonFinancial.com
Marina Meehan – MMEEHAN@BostonFinancial.com
Karen M. McDonough – kmmcdonough@BostonFinancial.com
Daniel Monahan – Dmonahan@BostonFinancial.com
Omnibus_Transparency@BostonFinancial.com

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

Effective Date: May 1, 2013

TRANSAMERICA LIFE INSURANCE COMPANY

By:           /s/ Arthur D. Woods
Name:           Arthur D. Woods
Title:           Vice President
Date:           March 27, 2013

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:           /s/ Arthur D. Woods
Name:           Arthur D. Woods
Title:           Vice President
Date:           March 27, 2013

MONUMENTAL LIFE INSURANCE COMPANY

By:           /s/ Steven R. Shepard
Name:           Steven R. Shepard
Title:           Senior Vice President
Date:           March 25, 2013

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By:           /s/ Arthur D. Woods
Name:           Arthur D. Woods
Title:           Vice President
Date:           March 27, 2013

TRANSAMERICA SERIES TRUST

By:           /s/ Dennis P. Gallagher
Name:           Dennis P. Gallagher
Title:           Vice President, General Counsel and Secretary
Date:           March 25, 2013

Schedule A
Accounts, Contracts, Funds

Name of Account
Separate Account VA B
Separate Account VA BNY
Mutual Fund Account
Separate Account VA A
Separate Account VA CC
Separate Account VA D
Retirement Builder Variable Annuity Account
TFLIC Separate Account C
Separate Account VUL-A
TFLIC Series Life Account
TFLIC Series Annuity Account
Separate Account VA E
Separate Account VA F
Separate Account VUL-1 of Transamerica Life Insurance Company
Separate Account VUL-2 of Transamerica Life Insurance Company
Separate Account VUL-3 of Transamerica Life Insurance Company
Separate Account VUL-4 of Transamerica Life Insurance Company
Separate Account VUL-5 of Transamerica Life Insurance Company
Separate Account VUL-6 of Transamerica Life Insurance Company
Separate Account VA-8
Separate Account VA J
TA PPVUL 1
Separate Account VA K
Separate Account VA-2LNY
Separate Account VA-2L
Separate Account VL A
AES Private Placement VA Separate Account
Separate Account VA L
Separate Account VA P
PFL Corporate Account One
Separate Account VA R
Separate Account VA S
Separate Account VA Q
Separate Account VA QNY
TFLIC Separate Account VNY
Separate Account VA-6
Separate Account VA-6NY
Separate Account VA-7
Separate Account VL
Transamerica Occidental Separate Account Two
Transamerica Corporate Separate Account Sixteen
Separate Account Fund B
Separate Account Fund C
Separate Account VA FF
Separate Account VA HH
Separate Account VA QQ
WRL Series Life Account
WRL Series Annuity Account
WRL Series Annuity Account B
Separate Account VA U
Separate Account VA V
WRL Series Life Account G
Separate Account VA AA

Name of Contract
Transamerica Variable Annuity Series
Partners Variable Annuity Series
Transamerica Retirement Income Plus SM
MEMBERS® Variable Annuity Series
Transamerica Axiom SM II
Transamerica Advisor Elite SM II
Transamerica Income Elite SM II
Transamerica Principium SM III
Transamerica Landmark SM Variable Annuity
Transamerica Landmark SM   NY Variable Annuity
Transamerica Liberty SM Variable Annuity
Transamerica Liberty SM NY Variable Annuity
Transamerica Advisor Elite SM Variable Annuity
Transamerica Advisor Elite SM   Variable Annuity (NY)
DWS Personal Pension Variable Annuity
DWS Personal Pension Variable Annuity (NY)
Income Elite SM Variable Annuity
Income Elite SM Variable Annuity (NY)
Transamerica Axiom SM Variable Annuity
Transamerica Axiom SM NY Variable Annuity
Transamerica Principium SM II Variable Annuity
Transamerica Principium SM II Variable Annuity (NY)
Transamerica Traditions Variable Annuity
Transamerica Opportunity Builder Variable Annuity
SecurePath SM Variable Annuity
SecurePath SM NY Variable Annuity
Transamerica Principium SM Variable Annuity
Huntington Allstar Select
Advisor’s Edge SM Variable Annuity (NY)
The Atlas Portfolio Builder Variable Annuity
Transamerica Extra SM   Variable Annuity
Transamerica Access Variable Annuity
Retirement Income Builder II SM Variable Annuity
Advisor’s Edge SM Variable Annuity
Advisor’s Edge Select SM Variable Annuity
Advisor’s Edge SM NY Variable Annuity
Legacy Builder Plus
TFLIC Financial Freedom Builder
Transamerica Elite
Privilege Select Variable Annuity
Estate Enhancer Variable Life
TransMark Optimum Choice® Variable Annuity
TFLIC Freedom Elite Builder
TFLIC Freedom Premier Variable Annuity
Immediate Income Builder SM II
Premier Asset Builder Variable Annuity
TFLIC Freedom Wealth Protector
Advantage V
Retirement Income Builder SM Variable Annuity
Retirement Income Builder – BAI Variable Annuity
Dreyfus/Transamerica Triple Advantage® Variable Annuity (NY)
Dreyfus/Transamerica Triple Advantage® Variable Annuity
Advisor’s Edge Select Private Placement
Transamerica Preferred Advantage Variable Annuity
Portfolio Select SM Variable Annuity
TFLIC Freedom Elite Builder II
Transamerica Freedom SM Variable Annuity
TransAccumulator® VUL
TransAccumulator® VUL II
TransUltra® VUL
Transamerica Classic® Variable Annuity (NY)
Transamerica Classic® Variable Annuity
Transamerica Catalyst® Variable Annuity
Transamerica Bounty® Variable Annuity
Inheritance Builder Plus
TransEquity®
TransEquity® II
Advantage VI
Advantage SE
Advantage X
TransSurvivor SM VUL
Transamerica Lineage®
Transamerica Tribute®
Fund B
Fund C
The One® Income Annuity SM
MEMBERS® Landmark SM Variable Annuity
MEMBERS® Freedom SM Variable Annuity
MEMBERS® Extra SM Variable Annuity
MEMBERS® Liberty SM Variable Annuity
Transamerica SecurePath SM for Life Product
The Equity Protector
Janus Annuity Variable Annuity
WRL Freedom Equity Protector
WRL Freedom SP Plus
WRL Freedom Variable Annuity
WRL Freedom Attainer Variable Annuity
WRL Freedom Bellwether Variable Annuity
WRL Freedom Conqueror Variable Annuity
WRL Freedom Wealth Protector
WRL Freedom Wealth Creator Variable Annuity
WRL Financial Freedom Builder
WRL Freedom Elite
WRL Freedom Premier Variable Annuity
WRL Freedom Access Variable Annuity
WRL Freedom Enhancer Variable Annuity
WRL Freedom Elite Builder and Associate Freedom Elite Builder
WRL Freedom Elite Advisor
WRL Freedom Premier® II
WRL Freedom Access® II
WRL Freedom Enhancer® II
WRL Freedom Premier III Variable Annuity
WRL Xcelerator, Xcelerator Focus, Xcelerator Exec
WRL Freedom Elite Builder II
WRL ForLife WRL Benefactor
WRL Freedom Asset Advisor
WRL Evolution
WRL Freedom Asset Advisor
WRL Freedom Multiple
WRL Freedom Advisor

Name of Fund
Transamerica Series Trust – each Portfolio has an Initial Class and a Service Class of Shares except as noted.
Transamerica AEGON Active Asset Allocation – Conservative VP
Transamerica AEGON Active Asset Allocation – Moderate Growth VP
Transamerica AEGON Active Asset Allocation – Moderate VP
Transamerica AEGON High Yield Bond VP
Transamerica AEGON Money Market VP
Transamerica AEGON U.S. Government Securities VP
Transamerica AllianceBernstein Dynamic Allocation VP
Transamerica Asset Allocation – Conservative VP
Transamerica Asset Allocation – Growth VP
Transamerica Asset Allocation – Moderate VP
Transamerica Asset Allocation – Moderate Growth VP
Transamerica Barrow Hanley Dividend Focused VP
Transamerica BlackRock Global Allocation VP
Transamerica BlackRock Tactical Allocation VP
Transamerica BNP Paribas Large Cap Growth VP
Transamerica Clarion Global Real Estate Securities VP
Transamerica Hanlon Income VP
Transamerica ING Balanced Allocation VP
Transamerica ING Conservative Allocation VP
Transamerica ING Intermediate Bond Portfolio VP
Transamerica ING Large Cap Growth VP
Transamerica ING Limited Maturity Bond VP
Transamerica ING Mid Cap Opportunities VP
Transamerica ING Moderate Growth Allocation VP
Transamerica International Moderate Growth VP
Transamerica Janus Balanced VP
Transamerica Jennison Growth VP
Transamerica JPMorgan Core Bond VP
Transamerica JPMorgan Enhanced Index VP
Transamerica JPMorgan Mid Cap Value VP
Transamerica JPMorgan Tactical Allocation VP
Transamerica Legg Mason Dynamic Allocation – Balanced VP (Currently not offering Initial Class Shares)
Transamerica Legg Mason Dynamic Allocation – Growth VP (Currently not offering Initial Class Shares)
Transamerica Madison Balanced Allocation VP (Currently not offering Initial Class Shares)
Transamerica Madison Conservative Allocation VP (Currently not offering Initial Class Shares)
Transamerica Madison Diversified Income VP (Currently not offering Initial Class Shares)
Transamerica Market Participation Strategy VP (Currently not offering Initial Class Shares)
Transamerica MFS International Equity VP
Transamerica Morgan Stanley Capital Growth VP
Transamerica Morgan Stanley Mid-Cap Growth VP
Transamerica Multi-Managed Balanced VP
Transamerica PIMCO Real Return TIPS VP
Transamerica PIMCO Tactical – Balanced VP
Transamerica PIMCO Tactical – Conservative VP
Transamerica PIMCO Tactical – Growth VP
Transamerica PIMCO Total Return VP
Transamerica ProFund UltraBear VP (Currently not offering Initial Class Shares)
Transamerica Systematic Small/Mid Cap Value VP
Transamerica T. Rowe Price Small Cap VP
Transamerica TS&W International Equity VP
Transamerica Vanguard ETF Portfolio – Aggressive Growth VP
Transamerica Vanguard ETF Portfolio - Balanced VP
Transamerica Vanguard ETF Portfolio - Conservative VP
Transamerica Vanguard ETF Portfolio – Growth VP
Transamerica WMC Diversified Growth VP
Transamerica WMC Diversified Growth II VP

                                                                Schedule B
Proxy Voting Procedure

The following is a list of procedures and corresponding responsibilities for the handling of proxies relating to the Trust by the Trust and the Insurance Company.  The defined terms herein shall have the meanings assigned in the Participation Agreement except that the term "Insurance Company" shall also include the department or third party assigned by the Insurance Company to perform the steps delineated below.

1.
The number of proxy proposals is given to the Insurance Company by the Trust as early as possible before the date set by the Trust for the shareholder meeting to facilitate the establishment of tabulation procedures.  At this time the Trust will inform the Insurance Company of the Record, Mailing and Meeting dates.  This will be done verbally, with confirmation following promptly in writing, approximately two months before meeting.

2.
Promptly after the Record Date, the Insurance Company will perform a "tape run", or other activity, which will generate the names, addresses and number of units which are attributed to each contract-owner (the "Customer") as of the Record Date.  Allowance should be made for account adjustments made after this date that could affect the status of the Customers' accounts of the Record Date.

Note:             The number of proxy statements is determined by the activities described in Step #2.  The Insurance Company will use its best efforts to call in the number of Customers to the Trust, as soon as possible, but no later than one week after the Record Date.

3.
The text and format for the Voting Instruction Cards ("Cards" or "Card") is provided to the Insurance Company by the Trust.  The Trust, at its expense, shall produce and personalize the Voting Instruction cards.  The Trust must approve the Card before it is printed.    Information commonly found on the Cards includes:

a.  name (legal name as found on account registration)
b.  address
c.  Fund or account number
d.  coding to state number of units
e. individual Card number for use in tracking and verification of votes (already on Cards as printed by theTrust).
(This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)

4.
During this time, the Trust will pay for , develop, produce, and mail the Notice of Proxy and the Proxy Statement (one document) to the contract owners Contents of envelope sent to customers by the Trust will include:

a.             Voting Instruction Card(s)
b.             One proxy notice and statement (one document)
c.	Return envelope (postage pre-paid by Insurance Company) addressed to the Insurance Company or its tabulation agent
d.
"Urge buckslip" - optional, but recommended.  (This is a small, single sheet of paper that requests Contract owners to vote as quickly as possible and that their vote is important.  One copy will be supplied by the Trust.)

e.	Cover letter - optional, supplied by Insurance Company and reviewed and approved in advance by the Trust.

5.	Package mailed by the Trust.
*
The Trust must allow at least a 15-day solicitation time to the Insurance Company as the shareowner.  (A 5-week period is recommended.)  Solicitation time is calculated as calendar days from (but not including) the meeting, counting backwards.

6.	Collection and tabulation of Cards begins. Tabulation takes place by a proxy vendor..

Note:	Postmarks are not generally needed. A need for postmark information would be due to an insurance company's internal procedure.

7.
If Cards are mutilated, or for any reason are illegible or are not signed properly, they are sent back to the Customer with an explanatory letter, a new Card and return envelope.  The mutilated or illegible Card is disregarded and considered to be not   received for purposes of vote tabulation.  Such mutilated or illegible Cards are "hand verified," i.e. , examined as to why they did not complete the system.  Any questions on those Cards are usually remedied individually.

8.	There are various control procedures used to ensure proper tabulation of votes and accuracy of that tabulation.

9.
The actual tabulation of votes is done in units and then converted to shares.  (It is very important that the Trust receives the tabulations stated in terms of a percentage and the number of shares .)  The Trust must review and approve tabulation format.

10.	An Authorization to Vote Shares will be required from the Insurance Company, as well as an original copy of the final vote.

11.	All approvals and "signing-off" may be done orally, but must always be followed up in writing. For this purpose, signatures transmitted by facsimile will be acceptable.